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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
            Securities Exchange Act of 1934 (Amendment No. )


Filed by the Registrant / /
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Check the appropriate box:

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
/ /  Preliminary Proxy Statement                             / /  Confidential, for Use of the Commission Only (as
                                                             permitted by Rule 14a-6(e)(2))
/ /  Definitive Proxy Statement

/ /  Definitive Additional Materials
/X/  Soliciting Material Under Rule 14a-12

                            SIMPSON INDUSTRIES, INC.
                ------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


                MMI INVESTMENTS II-A, L.P.; MCM MANAGEMENT, LLC;
               MILLBROOK CAPITAL MANAGEMENT, INC.; JOHN S. DYSON;
       CLAY B. LIFFLANDER; ALAN L. RIVERA; ROBERT B. KAY AND JEROME LANDE

     -----------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if Other than the Registrant)

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                                   [LETTERHEAD]

January 26, 2000






Dear          :

           This past week, we filed a revised preliminary proxy statement for shareholders of Simpson Industries, Inc. ("Simpson" or the "Company"). The purpose of our filing was to indicate that, in addition to soliciting proxies in support of our Shareholder Value Proposal, we also intend to solicit proxies for the election of three individuals nominated by us to serve on Simpson's Board: John S. Dyson, Clay B. Lifflander and Alan Rivera. A copy of our revised preliminary proxy statement (our "proxy statement") is enclosed with this letter.

           We took this step because we believe that even if MMI's Shareholder Value Proposal calling for a sale of the Company were passed by Simpson's shareholders, there is a strong chance that it will not be given appropriate consideration by Simpson's Board and management. In a letter sent December 8, 1999 to Simpson's Board of Directors, we requested that Mr. Parrott state whether he would be willing to implement the will of the shareholders in the event of passage of the Shareholder Value Proposal. Neither he, nor any member of Simpson's Board, has responded to our inquiry. This fact, coupled with management's ongoing evasion of the discussion of shareholder value has caused us to conclude that the active participation of MMI on the Board of Directors may be necessary to ensure that Simpson's management considers all available options for the creation of shareholder value.

           ALL OF OUR NOMINEES ARE COMMITTED TO MAXIMIZING THE VALUE OF SIMPSON STOCK THROUGH ANY MEANS, INCLUDING THE SOLICITATION OF OFFERS BY AN INDEPENDENT INVESTMENT BANK FOR THE SALE OF SIMPSON AT AN ATTRACTIVE PRICE. FURTHERMORE, MMI'S NOMINEES WILL REFUSE ANY REMUNERATION IN THE EVENT THEY ARE ELECTED. APPRECIATION IN SIMPSON'S STOCK PRICE WILL, AND ALWAYS SHOULD, BE THE REWARD.

           Last week, Simpson filed materials with the SEC that we understand were used by management during presentations to certain large shareholders. It is our opinion that Simpson management has outlined in this filing exactly the type of unimpressive strategic plan that makes an unattractive public entity. The following is our response to and analysis of their presentation:

- MANAGEMENT'S PLAN FORECASTS $1 BILLION IN REVENUES BY 2005 - Were Simpson a $1 billion company today, we believe that it would just be on the cusp of the necessary size to thrive as an


Carnegie Hall Tower                                        Wing Road
152 West 57th Street                                       RR 1, Box 167D
New York, NY 10019                                         Millbrook, NY 12545
(212) 586-4333                                             (914) 677-8383
Fax: (212) 586-0340                                        Fax: (914) 677-6186
--------------------------------------------------------------------------------


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     independent public company in the auto parts industry. One can only speculate how high this bar will have been raised by 2005 when Simpson plans to achieve this "lofty" aspiration.

- MANAGEMENT'S FINANCIAL PLAN GETS US NOWHERE - Using Simpson's own numbers as presented in its filing imputes earnings per share in 2005 of $2.13 to $2.62. Using the 9.5x P/E multiple at which Simpson currently trades (and may still in 2005 as an undersized auto parts supplier with only $1 billion in revenue), management's plan equates to a NET PRESENT VALUE FOR OUR SHARES OF APPROXIMATELY $10-$12.50 - I.E. NO REAL CREATION OF SHAREHOLDER VALUE!

- SIMPSON'S LACK OF AN M&A PROGRAM - Management claims to be actively engaged in acquisition and joint venture discussions. We have grave doubts concerning Simpson's ability to succeed as a consolidator given its traditional inactivity in this area, its lack of a reputation as an acquirer, and its depressed market valuation. Furthermore, management claims to have sufficient debt capacity to fund acquisitions, but we believe they do not clarify that their available capacity is not large enough to fund a MAJOR acquisition. We believe that management's claims about adequate available leverage are a reflection of their misunderstanding of the capital and ambition necessary to operate a successful M&A program. Furthermore, management's citation of its credit statistics only belies the problem: levering up to three times EBITDA does not equal significant debt capacity if the amount of EBITDA against which you borrow is as small as Simpson's.

           While management may counsel patience, we firmly believe that NOW IS THE TIME TO SELL SIMPSON. Simpson has just finished a record earnings year and is forecasting another. Deal multiples are at very high levels (7.6 times EBITDA for the automotive industry average in the last twelve months) and two other similarly positioned auto parts producers have just been put into play.

           Furthermore, management may insist that a formal sale process conducted by a recognized investment bank will not achieve greater value than management's own process of exploring alternatives for value creation. This we believe is also incorrect. While a formal exploration of all strategic alternatives may threaten existing management, it is a recognized and commonly accepted means to create real value for shareholders. IT IS TIME TO STOP TRYING TO ACHIEVE VALUE WITH WISHFUL THINKING AND START REACTING TO THE DEMANDS OF A CHANGING MARKETPLACE.

           As always if you have any questions, please contact myself, Jerome Lande, or any of MMI's director nominees at (212) 586-4333.

                                         Sincerely,



                                         Clay Lifflander

Enclosure